CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated March 1, 2019 (the “Effective Date”), is entered into by and between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 80 Arkay Drive, Suite 110, Hauppauge, New York 11788 (“NLCS”), and LEADER FUNDS TRUST, a registered investment company organized as a Delaware statutory trust, located at 315 W. Mill Plain Blvd., Suite 204, Vancouver, WA 98660 (the “Trust”), on behalf of each portfolio series listed on the attached Schedule(s) A, as may be amended from time to time (each a “Fund” and collectively “Funds”).

I.       SCOPE OF SERVICES

NLCS will provide compliance services to the Trust as set forth herein and (a) assist the Trust in (i) complying with the Federal Securities Laws (defined by Rule 38a-1),(ii) meeting its responsibilities as outlined by Rule 38a-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), (iii) complying with the Liquidity Rule (as defined in Rule 22e-4 under the Investment Company Act (“Rule 22e-4”), (iv) meeting certain Liquidity Program Administration (“LPA”) responsibilities as outlined with Rule 22e-4, and (v) developing its Liquidity Risk Management Program (“LRMP”) and related procedures; and (b) serve as a non-voting member of the Trust’s LRMP Committee. In addition, to the extent provided in Schedule B, as may be amended from time to time, NLCS shall provide an Anti-Money Laundering Officer (“AMLO”) to the Trust.

Phase I - Risk Management and Policies and Procedures Review

As part of the risk management and policies and procedures review, NLCS will perform the services listed below.

a.	Evaluation of Internal Control Structure

1.	Conduct interviews with certain employees throughout the business lines of the Trust who are responsible for the day-to-day operations of the Trust in relation to compliance with the Federal Securities Laws by the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively the “Service Providers”).

2.	Assess from the interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.
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3.	Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4.	Review any written policies and procedures provided pursuant to Item b below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

b.	Policies and Procedures

Conduct a detailed review and assessment of the Trust’s policies and procedures pertaining to compliance with the Federal Securities Laws. This review will cover among other things, policies and procedures relating to:

1.                  Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing policies and procedures:

a)                  Monitoring for circumstances that may necessitate the use of fair value prices;

b)                  Establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

c)                  Providing a methodology or methodologies by which the Funds determine the current fair value of the portfolio securities; and

d)                  Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

2.                  Processing of Fund shares, with a focus on the following items:

a)                  Segregation of investor orders received before the Fund prices is shares from those that were received after the Fund prices its shares; and

b)                  Methodology used by the Fund to protect itself and is shareholders against late trading.

3.                  Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the Investment Company Act.

4.                  Protection of nonpublic information, including:

a)                  Prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Trust or its Service Providers;

b)                  Disclosure to third parties of material information about the Funds’ portfolios, trading strategies, or pending transactions; and

c)                  Purchase or sale of Fund shares by the Trust or its Service Providers’ personnel based on material, nonpublic information about the Funds’ portfolios.

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5.                  Compliance with fund governance requirements, including the procedures to guard against:

a)                  Improperly constituted board;

b)                  Failure of the board to properly consider matters entrusted to it; and

a)                  Failure of the board to request and consider information required by the Investment Company Act from the Trust and its Service Providers.

6.                  The excessive short-term trading of mutual fund shares that may be harmful to the Fund, including a focus on the following areas:

a)                  Consistency of policies and procedures with the Fund’s disclosed policies regarding market timing;

b)                  Monitoring of shareholder trades or flows of money in and out of the Fund in order to detect market timing activity;

c)                  Enforcement of the Fund’s policies regarding market timing;

d)                  Prevention of short-term trading waivers that would harm the Fund or its shareholders or subordinate the interests of the Fund or its shareholders to any affiliated person or associated person of the Fund; and

e)                  Reporting to the Fund’s board regarding all waivers granted, so that the board can determine whether the waivers were proper.

7.                  Document retention and business continuity.

In addition, NLCS shall conduct a review of the policies and procedures of the Trust’s Service Providers, as they relate to the Trust’s compliance with the Federal Securities Laws.

Investment Adviser Review

The review of the policies and procedures of each Fund’s investment adviser shall cover, among other things, to the extent applicable to such Fund:

a)	Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients' investment objectives, disclosures by the Fund, and applicable regulatory restrictions;
b)	Trading practices, including procedures by which the Fund satisfies its best execution obligation, uses client brokerage to obtain research and other services (“soft dollar arrangements”), and allocates aggregated trades among clients;
c)	Portfolio trading of the Fund and personal trading activities of supervised persons;
d)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;
e)	Safeguarding of client assets from conversion or inappropriate use by advisory personnel;
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f)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;
g)	Marketing of advisory services, including the use of solicitors;
h)	Processes to value client holdings and assess fees based on those valuations;
i)	Safeguards for the privacy protection of client records and information; and
j)	Business continuity plans.

It is understood that the Chief Compliance Officer of each Fund’s investment adviser is primarily responsible for compliance by such organization with Rule 206(4)-7 under the Investment Company Act, and for overseeing, with respect to the portfolios they advise, each of the foregoing items.

Underwriter Review

The review of the policies and procedures of each Fund’s underwriter shall cover, among other things, to the extent applicable to such Fund:

a)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;
b)	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;
c)	Portfolio trading of the Fund and personal trading activities of supervised persons;
d)	The Fund’s selling agreement process;
e)	Payments of 12b-1 fees to selling brokers;
f)	Anti-money laundering policies and procedures;
g)	Advertising review process, submission of materials to FINRA and the maintenance of advertising review records; and
h)	Business continuity plans.

Fund Administrator, Fund Accounting and Fund Transfer Agent Review

The review of the policies and procedures of each Fund’s administrator, fund accountant and transfer agent shall cover, among other things, to the extent applicable to such Fund:

a)	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;
b)	Maintenance of Fund records including board materials and correspondence with regulators;
c)	Portfolio trading of the Fund and personal trading activities of supervised persons;
d)	Processes to ensure timely filing of Fund reports;
e)	Auditors comments noted in SSAE 18 reports;
f)	Anti-money laundering policies and procedures; and
g)	Business continuity plans.

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As part of its review, NLCS may rely on summaries, reviews or statements prepared by the chief compliance officers of a Provider or a third party.

Each Service Provider is responsible for proper developments and implementation of its policies and procedures. Although NLCS performs a review of each Service Provider’s policies, procedures and standard business practices, NLCS is not responsible and cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

Phase II - Amending and Drafting of Policies and Procedures

Based on the analysis performed under Phase I of the engagement, NLCS will conduct any additional research that is necessary in order to ensure that the current practices of the Trust are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder. Additionally, NLCS will recommend amendments and draft policies and procedures for the areas identified in Phase I, including amending the policies and procedures as they pertain to:

a.	Consistency with regulatory expectations of risk based policies and procedures;
b.	Maintaining compliance with the U.S. Securities and Exchange Commission’s (“SEC”) regulations, under Rule 38a-1 under the Investment Company Act; and
c.	Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the policies and procedures drafted by NLCS will be based on industry best practices and regulatory pronouncements. Upon completion of Phase II, the Trust will have customized policies and procedures that are designed to assist the Trust in complying with Rule 38a-1 under the Investment Company Act. These procedures will be compiled in a manual that also will describe the overall implementation of the Trust’s Compliance Program (the “Compliance Program Manual”). This Compliance Program Manual will serve as the Trust’s primary policy and procedures manual and will include summaries of the compliance policies and procedures of each Fund’s Service Providers.

Phase III - Ongoing Monitoring and Board Reporting

Once the Trust’s Compliance Program Manual is complete, the Trust’s Chief Compliance Officer will present it to the Board of Trustees of the Trust (the “Board”) for Approval.

Thereafter, the Trust’s Chief Compliance Officer will create any appropriate records and monitor the Trust’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust’s Service Providers.

The Trust’s Chief Compliance Officer will conduct an annual review to assess compliance with the Trust’s Compliance Program and its overall effectiveness, and will prepare a written report to the Board annually, within sixty (60) calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Trust and its Service Providers, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and

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each “Material Compliance Matter” as defined in Rule 38a-1 of the Investment Company Act.

II.       LIQUIDITY PROGRAM ADMINISTRATION SERVICES

NLCS will provide the Trust with LPA services as follows:

A.	Implementation
1.	Review Rule 22e-4 requirements (and changes thereto or updated guidance and best practices, on an annual basis or as necessary) and design a program to implement the LRMP; various meetings each Fund’s current administrator (currently Gemini Fund Services, LLC (“Gemini”)), to discuss implementation; prepare timelines and project plans.

2.	Communicate with investment advisers/sub-advisers and other third parties to assess awareness and preparedness for the LRMP.

3.	Prepare and conduct a survey of investment advisers to provide an initial liquidity assessment; determine risk areas and follow up with investment advisers.

4.	Work with Gemini to develop procedures for monitoring imported data.

5.	Design quarterly (not statutory) Board reporting, and select data inputs.

6.	Design annual written Board report.

7.	Work with Fund and independent counsel to draft, refine and implement the written LRMP procedures for the Trust.

8.	Use reasonable efforts to ensure investment advisers and other Trust Service Providers adopt formal written procedures.

9.	Prepare new LRMP questions for investment adviser quarterly compliance questionnaire.

10.	Develop processes to monitor for material changes in liquidity classification/high liquid investment minimum (HLIM).

11.	Develop special procedures for ETFs where needed.

B. Ongoing Services

1.	Oversee LRMP and all Service Providers’ related activities and contributions; serve as liaison for investment adviser reporting and coordinate the same with Gemini.

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2.	Serve as a non-voting member of LPA committee meetings and meet periodically, as required; assess, manage, and review liquidity risk; draft minutes; keep official records.

3.	Monitor liquidity levels and facilitate the filings of Form N-LIQUID by a Fund officer, next business day or otherwise as required.

4.	Review liquidity bucketing classifications and 15% threshold at least monthly (more frequently, if needed).

5.	Review Gemini metrics on N-PORT filings and any Form N-LIQUID filings.

6.	Review HLIMs:

a.	Exclude certain Segregated Assets (as defined in the Rule) from HLIM calculation;

b.	Funds ≥ 50% highly liquid do not need an HLIM, but monitor for changes;

c.	Address shortfalls.

7.	Report to Board quarterly (or as needed), providing LPA Committee Meeting minutes and other data.

8.	Provide an annual written report to the Board, including:

a.	Operation of each Fund’s HLIM over the past year, if applicable;

b.	Occurrences throughout the year when a Fund exceeds the 15% limit;

c.	Material changes to the Program (Board approval not required); and

d.	Occurrences throughout the year when the LPA met to arbitrate liquidity scoring disagreements (and associated LPA meeting minutes).

9.	Collect certifications from investment advisers/investment sub-advisers in connection with N-PORT filings.

10.	Monitor Trust and Service Providers’ compliance with Trust procedures relating to the LRMP; review responses to quarterly questionnaires and discuss LRMP on quarterly calls.

11.	Perform forensic testing regarding LRMP program during annual compliance site visits to Service Providers.

12.	Participate in due diligence site visits to Service Providers such as ICE and Confluence.
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Review SEC filings on Form N-PORT for timeliness and on Form N-SAR for liquidity disclosure

III.       STAFFING AND TIMING

Under the terms of this Agreement, NLCS will provide the services of Emile Molineaux, who shall be appointed by the Board as the Chief Compliance Officer for the Trust and each Fund of the Trust. In addition, NLCS will provide support staff to Mr. Molineaux to assist him in all aspects of his duties under this Agreement. Mr. Molineaux will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder.

The timeline for the services, although subject to change, will be as follows:

ON-SITE

A.	Compliance Services. The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Trust.

Visits to Service Providers of the Trust will include:

1)	On-site visit to each Fund’s administrator, fund accountant and transfer agent.
2)	On-site visit to each Fund’s principal underwriter.
3)	On-site visit to each Fund’s investment adviser.
4)	Visits to each of the foregoing Service Providers will include consultation with the Chief Compliance Officer of the respective Service Provider.

A.	LPA Services. Following the Effective Date of this Agreement, the investment adviser on-site visits by the CCO also will include reviews by the CCO of the policies and procedures of each investment adviser relating to liquidity risk management, as well as interviews of relevant investment adviser personnel.

Visits to Service Providers of the Trust will include:

1.	On-site visit to each Fund’s administrator.
2.	On-site visit to each Fund’s investment adviser.
3.	On-Site visits to ICE and Confluence.
4.	Visits to each of the foregoing Service Providers will include consultation with individuals responsible for liquidity risk management and related reporting.

OFF-SITE

The off-site portion of this engagement will consist of NLCS devoting significant time reviewing notes from its visits with the Service Providers, continuing follow-up and communication with necessary Service Provider personnel, Trust officers, legal advisors, etc. and preparing any

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amendments and drafting new policies and procedures as may be required under Phase II.

IV.       PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, the Trust agrees to pay, or to cause the applicable Fund or the applicable Fund’s adviser to pay, to NLCS the fees set forth in the attached Schedule(s) A. The payment of all fees and the reimbursement of all out of pocket expenses, defined on Schedule(s) A (“Out of Pocket Expenses”) shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

V.       LIMITATION ON SCOPE OF SERVICES

a.	Limitation on Scope of Services; Extraordinary Services. NLCS shall have no obligation to perform any service not specifically described in Sections I, II and/or III of this Agreement. If, however, NLCS shall be requested by the Trust to perform services outside the scope of those services specifically described in Sections I, I and/or III of this Agreement (such services, hereinafter referred to as “Extraordinary Services”), the Trust shall compensate NLCS for the performance of such Extraordinary Services at the then current standard billing rates for NLCS’s professional time and reimburse NLCS for any Out of Pocket Expenses, including attorneys’ fees, incurred by NLCS in connection therewith. By way of example, and without intending to limit the foregoing, if the Trust shall request that NLCS assist a Fund’s adviser in preparing for and/or responding to any information request or audit of any regulatory authority, the same shall constitute an Extraordinary Service, and NLCS shall, if it elects to provide such assistance, be entitled to be compensated at the then current standard billing rates for NLCS’s professional time and reimbursed for any Out of Pocket Expenses incurred in connection therewith. Additionally, in the event NLCS is requested, pursuant to subpoena or other legal process, or advised by its own legal counsel or legal counsel to the Trust in advance of having received any such request, to prepare for, provide testimony or produce any documents relating to its engagement under this Agreement, in connection with or anticipation of judicial or administrative proceedings to which NLCS is not a party, or in which NLCS is or may become a named party because of its engagement under this Agreement, NLCS shall promptly notify the Trust and shall be compensated by the Trust at the then current standard billing rates for NLCS’s professional time and reimbursed for any Out of Pocket Expenses, including attorneys’ fees, incurred responding to such request.

b.	Without limiting the scope of Section V(a) above, the parties hereby agree that NLCS shall not be responsible for the preparation, review, or compliance with applicable laws, rules, and/or regulations of the Registration Statement, Prospectus or any marketing materials of the Trust or a Fund. For purposes hereof, “Registration Statement” shall mean the Trust’s or any Fund’s (as applicable) registration statement on Form N-1A or Form N-2 (as applicable) and all amendments thereto, and “Prospectus” shall mean the current prospectus and statement of additional information of the Trust or any Fund (as applicable). Additionally, the Trust hereby represents and warrants to NLCS that:
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i.	The Registration Statement, Prospectus and marketing materials have been or will be, as the case may be, carefully prepared in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder;

ii.	The Registration Statement, Prospectus and marketing materials contain or will contain all statements required to be stated therein in accordance with the Securities Act and the rules and regulations thereunder; all statements of fact contained or to be contained in the Registration Statement or Prospectus are or will be true and correct at the time indicated or on the effective date as the case may be; and neither the Registration Statement nor any Prospectus, when they shall become effective or be authorized for use, will include any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Fund shares; and

iii.	It will from time to time file such amendment or amendments to the Registration Statement and Prospectus as, in the light of then-current and then-prospective developments, shall, in the opinion of its legal counsel, be necessary in order to have the Registration Statement and Prospectus at all times contain all material facts required to be stated therein or necessary to make any statements therein not misleading to a purchaser of Fund shares.

VI.       INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Trust, and NLCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer shall act as an appointed officer of the Trust and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS’s work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise, nor will any work performed by NLCS consist of a review of the internal controls of the Trust.

VII.       PROPRIETARY INFORMATION

NLCS recognizes that the Trust may be subject to the provisions of the SEC’s Regulation S-P, or other privacy rules promulgated under the Gramm-Leach-Bliley Act (the “GLBA”). In carrying

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out its consulting duties, NLCS will acquire information of a confidential nature relating to the Trust’s business activities and its clients. NLCS hereby agrees to maintain the confidentiality of the Trust’s information in accordance with GLBA and shall not use, publish, or otherwise disclose any information pertaining to the Trust, any Fund or their Service Providers unless required by law or in response to regulatory inquiries.

VII.       STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

a.	Indemnification of NLCS. The Trust shall indemnify and hold NLCS and the Chief Compliance Officer harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to: (i) the Trust’s refusal, breach or failure to comply with the terms of this Agreement, (ii) the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement, (iii) breach of any representation or warranty contained in this Agreement, (iv) all reasonable actions taken by NLCS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties, or (v) the acts or omissions of any Service Provider to the Trust or the Fund(s) other than NLCS.

Notwithstanding the indemnification provisions above, to the extent that the Chief Compliance Officer incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers/Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and the deductibles applicable to such policy shall be covered by the Trust.

b.	Indemnification of the Trust. NLCS shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to NLCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of NLCS’s lack of good faith, gross negligence or willful misconduct with respect to NLCS’s performance under or in connection with this Agreement.

c.	Reliance. NLCS shall be entitled to rely shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:
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ii.	any written instruction or resolution of the Board, and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by NLCS to have been validly executed;
iii.	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by NLCS to be genuine and to have been signed or presented by the Trust, any Fund or other proper party or parties; or
iv.	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to NLCS in person or by telephone, email, facsimile or other electronic means, and reasonably believed by NLCS to be genuine and to have been given by the proper person or persons. NLCS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine.

d.	of Shareholder and Board Liability. The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and NLCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust and/or the Fund to which NLCS’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of such Fund. It is expressly agreed that the obligations of the Trust and the Funds hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust or any Fund personally, but bind only the property of the Trust and applicable Fund(s). The execution and delivery of this Agreement have been authorized by the Board and signed by the officers of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust and the applicable Fund(s).

IX.       OBLIGATIONS OF THE TRUST AND EACH FUND

a.	Immediately upon execution of this Agreement, the Trust shall ensure that the Chief Compliance Officer shall be covered under the Trust’s Directors and Officers/Errors and Omissions Insurance as an officer of the Trust.

b.	Prior to the effectiveness of a Fund’s initial registration statement, the investment adviser
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for such Fund will officially appoint a Chief Compliance Officer pursuant to Rule 206(4)-7 under the Advisers Act, to fulfill all required duties thereunder.

X.       TERM AND TERMINATION

a.	Term. This Agreement shall become effective on the Effective Date and shall continue for a period of one (1) year (the “Initial Term”). This Agreement shall automatically continue for successive one year periods (each a “Renewal Term”) subject to approval of the Board, including approval by a majority of the Independent Trustees.

b.	Termination. This Agreement may be terminated with respect to the Trust and/or with respect to any Fund by the Board, by vote of a majority of the outstanding voting securities of the Trust, or by NLCS at any time and for any reason upon not less than ninety (90) days’ advanced written notice; or upon written notice from either party of a material breach, provided that a party shall have a thirty (30) day cure period in which to remedy any claimed material breach. If the party attempting to cure any claimed material breach is unable to do so within the allotted thirty (30) day cure period, the parties agree to submit to arbitration in accordance with Section XII(g) of this Agreement. This Agreement also will terminate in accordance with Section XI(b) if the Board chooses to engage its own chief compliance officer following a decision by NLCS to dismiss the Chief Compliance Officer. If the Chief Compliance Officer voluntarily resigns, NLCS may elect to terminate this Agreement upon written notice to the Board that NLCS is not able to present the Board with a suitable candidate to replace the Chief Compliance Officer.

c.	Fees Resulting From Termination. In the event of a termination of this Agreement, the Trust shall pay NLCS all compensation and fees owing through the date of termination or the date that the provision of services ceases, whichever is later.

d.	Reimbursement of Expenses Incurred by NLCS in Effecting Any Termination. In addition to the fees owing in accordance with subsection (c), if this Agreement is terminated for any reason, NLCS shall be entitled to collect from the Trust the amount of all of NLCS’s reasonable labor charges and cash reimbursements for services in connection with NLCS’s activities in effecting such termination, including, without limitation, the labor costs and expenses associated with delivery of any compliance records of each such Fund from its computer systems, and the delivery to the Trust and/or its designees of related records, instruments and documents, or any copies thereof.

XI.       EXCEPTIONS RESULTING FROM BOARD ACTION

a.	Termination. If the Board dismisses the Trust’s Chief Compliance Officer, this Agreement will either end immediately (subject to the provisions of Section X) or, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue the Chief Compliance Officer duties set forth under this Agreement.

b.	Prevention of Termination. If NLCS wishes to dismiss the Chief Compliance Officer under
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the terms of NLCS’s arrangement with the Chief Compliance Officer, NLCS will present its plan of action to the Board prior to taking such action. Under such circumstances, NLCS may, at its own discretion, offer to present another Chief Compliance Officer candidate to the Board that would work through NLCS. If the Board approves the new Chief Compliance Officer, this Agreement will continue and be deemed amended to reflect the new Chief Compliance Officer. If, the Board chooses to engage its own chief compliance officer as a result of NLCS dismissing the Chief Compliance Officer under this Agreement, this Agreement will terminate, and the Trust will be obligated to pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when NLCS ceases to provide services to the Trust.

c.	Change in Compensation. If the Board decides to increase the Chief Compliance Officer’s compensation or provide a bonus to the Chief Compliance Officer, then the fees paid to NLCS by the Trust will increase proportionately for any amounts it deems due to the Chief Compliance Officer above the amounts due to NLCS under this Agreement.

d.	Resignation by Chief Compliance Officer. If the Chief Compliance Officer voluntarily resigns, NLCS may, but shall not be obligated to, present an alternative Chief Compliance Officer for Board consideration and approval to continue performing duties under this Agreement. If the Board chooses to end its relationship with NLCS as a result of such voluntary resignation by the Chief Compliance Officer, this Agreement will terminate, and the Trust will be obligated to pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when NLCS ceases to provide services to the Trust.

XII.       MISCELLANEOUS

a.	Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

b.	Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the state of New York.

c.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

d.	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

e.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

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f.	Force Majeure. Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

g.	Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in New York according to the Securities Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

h.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

i.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

To the Trust: Leader Funds Trust Attn: John Lekas 315 W. Mill Plain Blvd, Suite 204 Vancouver, WA 98660 John@LeaderCapital.com	To NLCS: Northern Lights Compliance Services, LLC Attn: Legal Department 17645 Wright Street Omaha, NE 68130 legal@nlcompliance.com
With a copy to: John H. Lively, Esq. Practus Law Firm, 913-660-0778 John.Lively@Practus.com

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j.	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

k.	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

LEADER FUNDS TRUST By: /s/ John E. Lekas John E. Lekas President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC By: /s/ Michael J. Wagner Michael J. Wagner President

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Schedule A-1
FEES

This Schedule A-1 is part of the Consulting Agreement (the “Agreement”), dated March 1, 2019, between Leader Funds Trust (“Trust”) and Northern Lights Compliance Services, LLC (“NLCS”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

Fund	Adviser	Sub-Adviser
Leader Short Duration Bond Fund	Leader Capital Corp.	None
Leader Total Return Fund	Leader Capital Corp.	None
Leader Floating Rate Fund	Leader Capital Corp.	None

[REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed]

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A to the Consulting Agreement effective as of March 1, 2019.

LEADER FUNDS TRUST By: /s/ John E. Lekas Name: John E. Lekas Title: President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC By: /s/ Michael J. Wagner Michael J. Wagner President

Schedule A-1 | Page 1

Schedule A-1
FEES

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of this Agreement and further acknowledges and agrees that:

(1) NLCS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) NLCS’s business is highly competitive and is marketed throughout the United States; and (3) if the Adviser were to hire any NLCS employees who are involved in the procurement of the services under this Agreement then NLCS may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of NLCS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to NLCS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Leader Capital Corp.

315 W. Mill Plain Blvd., Suite 204

Vancouver, WA 98660

By: /s/ John E. Lekas

Name: John E. Lekas

Title: President

Date: March 1, 2019

Schedule A-1 | Page 2

Schedule B
ANTI-MONEY LAUNDERING OFFICER SERVICES

1) Appointment of Anti-Money Laundering Officer. NLCS will provide the services of Emile Molineaux, who shall be appointed by the Board as the Anti-Money Laundering Officer (the “AMLO”) for the Trust. Mr. Molineaux will have overall responsibility for administering and overseeing compliance with the Trust’s anti-money laundering (“AML”) program.

2) AML Compliance. As part of the AML program, the AMLO shall, among other things:

a)	Assist the Trust in identifying its AML vulnerabilities and identify the risk factors relating to the AML requirements;

b)	Review the adequacy of the Trust’s AML program and the effectiveness of its implementation and, as necessary, make recommendations regarding updating the Trust’s AML program to accommodate changes in regulatory requirements and the Trust’s business;

c)	Provide ongoing AML training for appropriate persons;

d)	Perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of the Trust personnel and relevant Service Providers;

e)	Arrange for independent testing of the Trust’s AML programs;

f)	Monitor and review AML responsibilities that have been delegated to Service Providers;

g)	Conduct on-site visits of appropriate Service Providers as necessary;

h)	Oversee (to the extent not delegated to Service Providers) suspicious activity reporting (on form SAR-SF);

i)	Assist the Trust’s personnel in responding to Section 314(a) information requests; and

j)	Report to the Board.

Notwithstanding the indemnification provisions of this Agreement, to the extent that the AMLO incurs any liability in connection with the performance of the services set forth in this Schedule B (or any omission with respect thereto), he or she will be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and all deductibles applicable to such policy shall be covered by the Trust.

3) Representations and Warranties.

a)	Representations and Warranties of NLCS. NLCS represents and warrants that:
Schedule B-1 | Page 1

Schedule B
ANTI-MONEY LAUNDERING OFFICER SERVICES

i.       It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the AMLO in the performance of his duties and obligations under this Agreement;

ii.       It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust;

iii.       It shall compensate the AMLO fairly, subject to the Board’s right under any applicable regulations (e.g., Rule 38a-1 under the Investment Company Act) to approve the designation, termination and level of compensation of the AMLO. In addition, it shall not retaliate against the AMLO should the AMLO inform the Board of a compliance failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Trust or a Service Provider;

iv.       It shall report to the Board promptly if it learns of AMLO malfeasance or in the event the AMLO is terminated as an AMLO, as the case may be, by another investment company or if the AMLO is terminated by NLCS; and

v.       It shall report to the Board if at any time the AMLO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the Investment Company Act.

b)	Representations and Warranties of the Trust. The Trust represents and warrants that:

i.       The AMLO shall be covered by the Trust’s Directors and Officers/Errors and Omissions Policy; and

ii.       The AMLO is a named officer in the Trust’s corporate resolutions and, though not specifically named in the Trust’s organizational documents, subject to its provisions regarding indemnification of its officers.

4) Removal of AMLO. The Board retains the right and authority to remove the AMLO designated by NLCS at any time, with or without cause, without payment of any penalty. If the Board dismisses the AMLO, NLCS may present alternative AMLO candidate(s) for Board consideration and approval to continue the services set forth in this Schedule B.

If NLCS wishes to dismiss the AMLO under the terms of NLCS’s arrangement with such person, or if such person resigns from NLCS, NLCS will present its plan of action to the Board prior to taking such action. Under such circumstances, NLCS may, at the Board’s discretion, offer

Schedule B-1 | Page 2

Schedule B
ANTI-MONEY LAUNDERING OFFICER SERVICES

to present a candidate to the Board that would work through NLCS. If the Board approves the candidate as the new AMLO, the contract would continue as amended to so reflect.

5)       Consent to Examination. In connection with the AML program administered by NLCS, NLCS hereby consents to federal regulators’ examination of information and records retained by NLCS to the extent such information and records relate to the AML program and to federal regulators’ inspection of NLCS for purposes of the AML program.

Schedule B-1 | Page 3